EXHIBIT 10(t)

2005-2007 Long-Term Incentive Award Measures

The Compensation Committee of Lincoln National Corporation’s Board of Directors approved the performance measures for the three-year, long-term performance award cycle of 2005-2007 under the Lincoln National Corporation Incentive Compensation Plan, as amended and restated on March 8, 2001. The performance measures are based on Lincoln National Corporation’s:

•	total shareholder return,
•	growth in income from operations per share and
•	return on equity.

Income from operations is defined as net income determined in accordance with generally accepted accounting principles (“GAAP”) excluding, as applicable, the after-tax effects of realized gains or losses on investments and derivatives, restructuring charges, gains (losses) related to reinsurance embedded derivatives/trading account assets, cumulative effect of accounting changes, reserve changes on business sold through reinsurance net of related deferred gain amortization, gains (losses) on the sale of subsidiaries and blocks of business and loss on early retirement of debt, including subordinated debt. This is the measure that the Compensation Committee uses to evaluate the performance of our businesses. Return on equity as used above is calculated based on income from operations.